Exhibit 5.1

November 20, 2024

PureCycle Technologies, Inc.

4651 Salisbury Road, Suite 400

Jacksonville, Florida 32256

Re:	Registration Statement on Form S-3 filed by PureCycle Technologies, Inc.

Ladies and Gentlemen:

We have acted as counsel for PureCycle Technologies, Inc., a Delaware corporation (the “Company”), in connection with the registration for resale from time to time by certain of the Company’s stockholders of up to an aggregate of (i) 15,039,729 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), consisting of (a) 8,528,786 shares (the “Common Shares”) of the Company’s Common Stock issued pursuant to those certain subscription agreements (the “Subscription Agreements”), dated on or before September 11, 2024, between the Company and the investors party thereto, (b) up to 5,000,000 shares of Common Stock (the “Series C Warrant Shares”) issuable upon the exercise of the Company’s Series C warrants (the “Series C Warrants”) issued pursuant to the Subscription Agreements, and (c) up to 1,510,943 shares of Common Stock (the “RTI Warrant Shares” and, together with the Series C Warrant Shares, the “Warrant Shares”) issuable upon exercise of redeemable conditional warrants issued pursuant to a professional services agreement, dated June 29, 2018, between PureCycle Technologies LLC and the investor party thereto (the “RTI Warrants”), and (ii) 50,000 shares (the “Preferred Shares”) of the Company’s Series A Preferred Stock, par value $0.001 per share, issued pursuant to the Subscription Agreements, in each case as contemplated by the Company’s Registration Statement on Form S-3 to which this opinion is filed as an exhibit (as the same may be amended from time to time, the “Registration Statement”). The Common Shares, the Warrant Shares and the Preferred Shares may be offered and sold from time to time pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”).

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	The Common Shares are validly issued, fully paid and non-assessable.

2.	The Preferred Shares are validly issued, fully paid and non-assessable.

3.

The Series C Warrant Shares, when issued upon exercise of the Series C Warrants pursuant to the terms and conditions of the Series C Warrants and the Subscription Agreements, will be validly issued, fully paid and non-assessable.

PureCycle Technologies, Inc.

November 20, 2024

4.	The RTI Warrant Shares, when issued upon exercise of the RTI Warrants pursuant to the terms and conditions of the RTI Warrants, will be validly issued, fully paid and non-assessable.

The opinions set forth above are subject to the following limitations, qualifications and assumptions:

In rendering the foregoing opinions, we have assumed that the resolutions of the Company’s Board of Directors (or an authorized committee thereof) authorizing the Company to issue and deliver (i) the Series C Warrant Shares pursuant to the Series C Warrants and the Subscription Agreements and (ii) the RTI Warrant Shares pursuant to the RTI Warrants will be in full force and effect at all times at which such Series C Warrant Shares and RTI Warrant Shares are issued and delivered by the Company, and the Company will take no action inconsistent with such resolutions.

As to facts material to the opinions and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinions expressed herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day